NYSE Regulation

Janice O'Neill
Senior Vice President
Corporate Compliance

11 Wall Street
New York, NY 10005
T +1 212 656 2407
F +1 212 656 5780
joneill@nyx.com

May 29, 2012

Mr. Theodore Gaasche
President & CEO
AMREP Corporation
300 Alexander Park
Suite 204
Princeton, NJ 08540

Dear Mr. Gaasche:

NYSE Regulation, Inc. ("NYSE") monitors an issuer's compliance with the corporate governance listing standards set forth in Sections 302 and 303A of the New York Stock Exchange Listed Company Manual. The complete text of these rules is available on www.nyx.com; click on "Information: For Listed Companies" then "Listed Company Manual".

This letter is official notice by the NYSE that AMREP Corporation is deficient in meeting the requirements of the following section(s) of the Listed Company Manual:

- 303A.00 - Does not have one independent director on nominating/other named committee after ceasing to be a controlled company
- 303A.04(b) - Nominating/other named committee charter not adopted
- 303A.04(b) - Nominating/other named committee charter not posted to website
- 303A.05(b) - Compensation/other named committee charter not adopted
- 303A.05(b) - Compensation/other named committee charter not posted to website

We suggest you contact your counsel to determine whether AMREP Corporation is required under Securities Exchange Act rules to file a Form 8-K disclosing these deficiencies.

If AMREP Corporation is not able to cure these deficiencies by June 5, 2012 it will be deemed noncompliant. In this regard, AMREP Corporation submitted a qualified Domestic Company Section 303A Interim Written Affirmation on May 29, 2012.

Please be aware that the NYSE is required to disseminate a below compliance ("BC") indicator over the consolidated tape when an issuer is noncompliant with NYSE quantitative and/or corporate governance listing standards. This enables data vendors to append this indicator to the ticker symbol of such an issuer. The NYSE also publishes a list of noncompliant issuers and displays the BC indicator on www.nyx.com.

If AMREP Corporation is not able to cure its corporate governance deficiencies by June 5, 2012, a BC indicator will be disseminated on June 7, 2012. AMREP Corporation will also be added to the list of noncompliant issuers on www.nyx.com and the BC indicator will be displayed on the profile, data and news pages of each listed security impacted by the noncompliance. The BC indicator and all references on www.nyx.com will be removed when AMREP Corporation is compliant with all NYSE quantitative and corporate governance listing standards.

Thank you for your attention to this matter. If you have any questions, please contact Russell Reed, Analyst, at 212-656-4899.

Sincerely,

Janice O'Neill

cc: Irving Needleman, Vice President and General Counsel, AMREP Corporation
Shannon Rochford , Director, Global Corporate Client Group, NYSE Euronext
Russell Reed, Analyst, NYSE Regulation, Inc.